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                                      BY-LAWS

                      ROYAL LIFE INSURANCE COMPANY OF AMERICA





























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                                     ARTICLE I

                                      OFFICES

     The executive office of the Company shall be maintained at 150 William Street, New York, New York. The Company may have and maintain such other offices, both within and without New York, as the Board of Directors may, from time to time, determine or the business of the Company may require.


                                     ARTICLE II

                                    SHAREHOLDERS
     Section 1.  Annual Meeting.

     The Annual Meeting of the Shareholders shall be held at the executive office of the Company or at such other places either within or outside the State of New York as may be designated in the Notice of Meeting, on the third Wednesday in March in each year at an hour fixed by the Chairman, unless such day shall be a legal holiday, in which event it shall be held on the next succeeding day, not a holiday.

     Section 2.  Special Meeting.

     Special Meeting of the Shareholders for the consideration of such matters as may be named in the call for such meetings shall be held at such time and place within or without the State of New York as shall be stated in the Notice of Meeting or in a duly executed Waiver of Notice thereof. The business transacted at any Special Meeting of Shareholders shall be limited to the purposes stated in the Notice.












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                                     ARTICLE IV

                                     COMMITTEES

     The Board of Directors, by resolution adopted by a majority of the entire Board, may designate from among its members an Executive Committee, an Investment Committee and other committees, each consisting of three or more Directors, and each of which to the extent permitted by law and in the resolution shall have all the authority of the Board in the management of the business affairs of the Company and shall have power to authorize the seal of the Company to be affixed to all papers which may require it.

                                     ARTICLE V

                            MEETING NOTICE AND PROCEDURE

     Section 1.  Notice.

     Notice of all meetings of Shareholders shall be given at least ten days and not more than forty days prior to the date of such meeting. Notice for all other meetings shall be given at least one day before the meeting. Notice addressed to the last known address of the person entitled thereto shall be deemed given when deposited, postpaid, with the postal service.

     Section 2.  Waiver of Notice.

     Notice of meetings may be waived either specifically or generally. Attendance, without objection, at a meeting shall waive notice of such meeting.

     Section 3.  Quorum.

     Unless otherwise established by law or these By-Laws, a quorum shall consist of one-third (1/3). If a quorum fails to attend any meeting, the majority present may adjourn the meeting until a quorum shall attend.





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                                    ARTICLE III

                                 BOARD OF DIRECTORS

     Section 1.  Board of Directors.*

     The Board of Directors shall consist of five to thirteen members as elected by the Shareholders, and shall elect one of its members Chairman.

     Section 2.  Term.

     The Directors shall be elected at the Annual Meeting of the Shareholders, and each Director elected shall serve until the next succeeding Annual Meeting and until his successor shall have been elected and qualified.

     Section 3.  Vacancies.

     Vacancies and newly created directorship resulting from any increase in the number of Directors may be filled by election at an Annual Meeting or at a Special Meeting of Shareholders or Directors called for that purpose. A Director elected to fill a vacancy, or a newly created directorship, shall hold office until the next succeeding Annual Meeting of Shareholders and until his successor shall have bee elected and qualified.

     Section 4.  Compensation.

     Directors as such shall not receive any stated salaries for their services, but by resolution of the Board of Directors a fixed sum and expensed of attendance, if any, may be allowed provided that nothing herein contained shall be construed to preclude any Director from serving the Company in any other capacity and receiving compensation therefor.














*Amended 31 March 1990
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     Section 5.  Action by Consent.

     Any action may be taken without a meeting if all entitled to vote thereon consent in writing to the adoption of a resolution authorizing the action.

     Section 6.  Attendance at Meetings.

     Shareholders may attend meetings in person or by proxy. Members of the Board of Directors, or any committee thereof, may participate in a meeting of such Board or committed by means of a conference telephone or similar equipment which allows all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at such meeting.

     Section 7.  Call for Meeting.

     The Chairman, President or any officer may call a meeting. Upon demand by one-tenth (1/10) of those entitled to notice, the Corporate Secretary shall call a meeting.

                                     ARTICLE VI

                                     CUSTODIAN*


     All Company funds available for investment shall be deposited with a duly appointed Custodian which shall retain such funds and all Company investments and collect all interest and dividends thereon. It shall act under the direction of the Investment Committee as communicated to it by the Investment Officer provided, however, that if investments or cash funds are to be delivered without receipt of equivalent value, the Custodian shall also require a copy of a resolution from the Investment Committed certified by the Investment Officer; and further provided that the Investment Officer may confer authority for the transfer of funds and/or securities to the order of the Company or to any other member Company of Royal Insurance or to any Royal Insurance pool account and further provided that the Investment Officer may confer authority for the transfer of funds and/or securities to be deposited with regulatory commissions or departments, as may be required by law.









*Amended July 31, 1980

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                                    ARTICLE VII

                                      OFFICERS

     Section 1.  Election.

     The officers of the Company shall be elected by the Board of Directors at its first meeting after each Annual Meeting of Shareholders and there shall be a President, one or more Vice Presidents, an Investment Officer, an Assistant Investment Officer and a Corporate Secretary. The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. Any number of offices may be held by the same person except that the same person cannot serve as President and Corporate Secretary.

     Section 2.  Term.

     The officers of the Company shall hold office until their successors are elected and qualify. Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. The Chairman between meetings of the Board of Directors may appoint such other officers as he shall deem necessary and may fill any vacancy occurring in any office of the Company.

     Section 3.  President.

     The President shall be responsible for the general management of the affairs of the Company and shall perform any and all duties incidental to his office. He shall have a special supervision and care over the property of the Company. He shall have power to sigh conveyances of real estate, satisfaction pieces for mortgages paid off, and all other papers and acts to which the seal of the Company is affixed.








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     Section 4.  Vice President.

     The Vice President shall, in the absence or incapacity of the President, perform all the duties of that office. The Vice President shall perform such other duties as the Board of Directors may from time to time prescribe and in addition shall have the power, subject to such limitations as may be imposed by the Board of Directors or the President, to enter into such contracts and undertakings on behalf of the Company as may be required to carry on its ordinary course of business.

     Section 5.  Investment Officer.

     The Investment Officer shall act as Secretary of the Investment committee on all actions pertaining to investment and cash finds. The Assistant Investment Officer shall perform such duties as may be assigned by the Investment Officer. In the absence or incapacity of the Investment Officer, an Assistant Investment Officer shall have and may exercise the power of the Investment Officer.

     Section 6.  Corporate Secretary.

     The corporate Secretary shall give and serve all notices and shall attend and keep Minutes of all meeting s of the Shareholders and the Board of Directors. When required, he shall also issue notices, attend and keep minutes of meetings or any committee of the Board of Directors. He shall have the power to certify the incumbency of officers of the Company and the minutes of the Board of Directors, its committees, and of Shareholders meetings, and he shall attest the seal of the Company when required. In the absence or incapacity of the Corporate Secretary or any other officer shall have and may exercise the powers of the Corporate Secretary.











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                                    ARTICLE VIII

                       POLICIES AND UNDERWRITING UNDERTAKINGS


     All policies and underwriting undertakings shall be valid when signed by the President, a Vice President, an attorney-in-fact or any other authorized official or agent of the Company, and, where required by law, such policies and undertakings may be attested and sealed with the seal of the Company.

     The President or a Vice President or any person designated by either of them may appoint and authorize attorneys-in-fact, officials and agents of the Company to accomplish the purposes set forth in this Article.

                                     ARTICLE IX

                                     AMENDMENTS


     These By-Laws may be altered, amended or repealed or new By-Laws may be adopted at any regular or special meeting of the Shareholders or of the Board of Directors, by the affirmative vote of a majority of the Shareholders or the Directors.

                                     ARTICLE X

                                  INDEMNIFICATION


     The Company shall indemnify to the full extent authorized or permitted by law any person made, or threatened to be made a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the company or serves or served any other enterprise at the request of the corporation. The foregoing right or indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Laws, agreement, vote of Shareholders or disinterested Directors or otherwise, and shall continue as to a person who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.






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                                     ARTICLE XI

                                        SEAL


A facsimile of the corporate seal is given below.



































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STATE OF NEW YORK )
                  )  SS.:
COUNTY OF NEW YORK)

          I, THORNTON  R. LAND, Corporate Secretary of ROYAL LIFE INSURANCE

COMPANY OF AMERICA, do hereby certify that the foregoing is a full, true and correct copy of the  By-Laws of said Company now in full force and effect, as they appear on the minutes of the Company.

          IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed the seal of the Company this 3rd day of Sept. 1980.







                                   /s/ Thornton R. Land
                                   ----------------------
                                   Corporate Secretary


Subscribed and sworn to before

me this   3rd day of    Sept.   1980.


/s/ Dennis T. Haver
----------------------
Dennis T. Haver
Notary Public, State of New York